         Immediate Release

Contact: Mary Brevard 248.754.0881

                                                                                                                                      Ken Lamb 248.754.0884

BORGWARNER ENTERS INTO CRYSTAL SPRINGS  SETTLEMENT;

REVISES 2005 EXPECTATIONS TO A RANGE OF $4.15 TO $4.31 PER SHARE;

BUSINESS FUNDAMENTALS REMAIN STRONG

Auburn Hills, Michigan, July 8, 2005 - BorgWarner Inc. has entered into a settlement regarding approximately 90% of claims related to previously disclosed alleged environmental contamination from a Kuhlman Electric Corporation ("KEC") plant site in Crystal Springs, Mississippi. The contamination predates BorgWarner's purchase of Kuhlman Corporation, the former parent company of KEC.  BorgWarner and other defendants will pay up to $39 million in three equal installments ending on January 2, 2006.

"We are pleased to have the vast majority of this issue behind us and expect that the remainder can be resolved quickly and in a satisfactory manner," said Timothy Manganello, Chairman and CEO of BorgWarner.

The company will incur an after-tax charge of approximately $29 million in the second quarter, or $0.50 per share, as a result of anticipated costs associated with settling all Crystal Springs-related claims. BorgWarner is also vigorously pursuing recovery of the settlement amount from various insurance carriers and other third parties and will reflect those recoveries as income in future periods as they become resolved.

As a result of the $0.50 per share after-tax charge, the company says it now expects 2005 earnings per share in a range of $4.15 to $4.31 which includes the ($0.50) per share second quarter charge related to the Crystal Springs settlement and $0.38 per share associated with divestitures, the release of tax accruals and net of the immediate write-off of the excess purchase price associated with Beru's in-process R&D reported in the first quarter.  Previous earnings guidance for 2005 was $4.65 to $4.81 per share. The company reconfirms its expectations for earnings per share in a range of $4.27 to $4.43 on its base business plus the anticipated contribution from Beru, excluding the aforementioned items.

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Crystal Springs Settlement - Page Two

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide.  The company operates manufacturing and technical facilities in 62 locations in 17 countries.  Customers include Ford, DaimlerChrysler, General Motors, VW/Audi, Toyota, Hyundai/Kia, Renault/Nissan, Honda, Caterpillar, Navistar International, Peugeot and BMW. The Internet address for BorgWarner is: http://www.borgwarner.com.

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Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections.  Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include:  fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 2004.  The Company does not undertake any obligation to update any forward-looking statement.